REUBEN E. PRICE & CO.
                        PUBLIC ACCOUNTANCY CORPORATION
                               703 MARKET STREET
                            SAN FRANCISCO, CA 94103



To the Board of Directors
Finet Holdings Corporation
Walnut Creek, CA


We have been verbally informed on approximately February 1, 1999, that Finet Holdings Corporation ("Finet") would retain Ernst & Young LLP as independent accountants, and accordingly we do not consider ourselves as accountants of record for the Company.

We have read Item 4 of Form 8-K dated February 12, 1999 and agree that the reports of Reuben E. Price & Co. ("REP") on Finet Holdings Corporation's financial statements for the past two fiscal years contained no adverse opinion or disclaimer, or were qualified as to uncertainty, audit scope, or accounting principles. We agree that during Finet's most recent two fiscal year there were no disagreements with REP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.



/s/ REUBEN E. PRICE & CO.

San Francisco, CA
February 18, 1999